EXHIBIT 10.43
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is dated this 14th day of May, 1997, by and between MAKO MARINE INTERNATIONAL, INC., a Florida Corporation of Miami, Florida ("Mako") and RICK REYENGER, an individual of Nashville, Tennessee ("Executive"),

                                   WITNESSETH:

         1. Employment. On the terms and conditions of this Agreement, Mako employs the Executive and the Executive accepts employment.

         2. Term. The term of this Agreement shall begin on or about May 27, 1997 (the "Commencement Date"), and, except as herein specifically provided, shall continue for a three (3) year term until May 26, 2000. The term of this Agreement shall automatically extend from year to year thereafter unless either party shall give written notice of termination more than ninety (90) days before the end of the term then in force. Notwithstanding the foregoing, this is an employment-at-will and Mako may terminate the term of employment under this Agreement at any time, without cause or advance notice, subject to the obligation of Mako to pay Executive the liquidated severance amounts under
Section 8 in the event of Termination Without Cause (as herein defined).

         3. Position/Duties. The Executive is engaged as President of Mako, to supervise and direct all of the operations of Mako. The services of the Executive may be extended or curtailed by Mako from time to time. The Executive shall report directly to the Chairman of Mako.

         4. Extent of Services. The Executive shall devote his entire working time, attention and energies to the business of Mako and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for profit. Executive acknowledges that he shall be required to travel in order to fully perform his duties under this Agreement and to promote Mako's business and agrees to make himself available to appear at such places and events as Mako may designate. However, the Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. The Executive may participate in trade group and non-profit organization meetings and activities so long as such participation does not materially interfere with the discharge of his duties.


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         5. Working  Facilities.  The Executive  shall be furnished  such office facilities and services at the offices and plant of Mako as are suitable to his position and appropriate for the performance of his duties.

         6. Base Salary. For all services rendered by the Executive, the Company shall pay to the Executive a base salary (the "Base Salary") of One Hundred Seventy-five Thousand Dollars ($175,000.00) a year, payable in equal twice monthly installments in accordance with the ordinary payroll payment schedule of Mako. Base Salary shall be subject to all withholding and other applicable taxes. Throughout the term of this Agreement, the Base Salary shall be reviewed annually but shall not be reduced below the One Hundred Seventy-five Thousand Dollar ($175,000.00) initial annual amount.

         7. Performance Bonus. In addition to other compensation to Executive under this Agreement, Executive shall be eligible to receive a performance bonus (the "Performance Bonus") each year based upon accomplishment or relative accomplishment of certain annual financial and performance goals communicated by Company to Executive during the first quarter of each year. Although relative accomplishment of the goals by Executive shall be determined by use of the subjective judgment of the Board of Directors of the Company, it is intended that (i) a targeted bonus of Thirty per cent (30%) of Base Salary will constitute the Performance Bonus if the Executive achieves all of the goals established, and (ii) a targeted bonus of up to an additional Thirty per cent (30%) of Base Salary if the Executive materially exceeds all of the goals established. It is agreed that relative achievement of the goals, and the annual attainment of the Performance Bonus, shall be in the sole discretion of the Board of Directors of the Company. The Performance Bonus, if any, shall be payable in the first fiscal quarter of each year for the preceding fiscal year and is subject to all applicable withholdings and deductions. In the event of Resignation (as defined) or Termination for Cause (as defined) during a calendar year, no Performance Bonus shall be payable for that or a later calendar year. In the event of Termination Without Cause (as defined) during the calendar year, the Performance Bonus will be payable on the terms of Section 8. Section 10 provides for Performance Bonus calculation and payment in the case of Material Disability (as defined in Section 10) or death.

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         8. Severance Amounts.  In the event of Termination Without Cause at any time during the term, Executive shall be entitled only to continue to receive as liquidated severance amounts (i) his Base Salary for a period of twelve (12) months following the date of such Termination Without Cause, payable in equal twice monthly installments, and (ii) an amount equal to Thirty per cent (30%) of the Base Salary payable over the same period. The severance payments shall terminate upon Executive securing gainful engagement or employment during the time that severance payments are payable. No such severance amounts are due in respect of Resignation by Executive or Termination for Cause. During the twelve
(12) month period during which the severance amounts are paid, Executive shall keep Mako informed, in writing, of all engagements or employments. Executive agrees to use his best efforts to secure engagement or employment. 9. Definitions. The following definitions are agreed to: A. "Termination for Cause" means the termination of employment of Executive by Mako by reason of either (i) illegal conduct by Executive, (ii) failure of Executive to abide by the written policies and procedures of Mako after having been afforded written notice of such failure and Executive having failed to cure the failure within five (5) calendar days, and (iii) failure of the Executive to conform to the conduct requirements of Section 12. B. "Termination Without Cause" means the termination of employment of Executive by Mako other than by reason of either (i) Resignation, (ii) Termination for Cause, (iii) Material Disability (as defined in Section 10) or (iv) death. C. "Resignation" means the resignation of Executive of this employment, either in writing or by action. 10. Effect of Material Disability and Death. (a) In the event that the Executive suffers Material Disability (as herein defined), the Executive shall (i) be entitled to receive such employee benefits set forth in Section 13 for six (6) months from the effective date of the Material Disability, (ii) be entitled to receive the Base Salary as of the effective date of the Material Disability for a period of six (6) months, and (iii) receive the pro-rated portion of the Performance Bonus

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for the year during which the Material  Disability  occurs.  The term  "Material
Disability" means a physical or mental disability of the Executive which causes the Executive to be unable to perform and discharge his full-time duties for ten
(10) consecutive working days during any three (3) consecutive calendar months during the continuation of this Agreement. The effective date of a Material
Disability is the last day of the last period described in the preceding sentence. (b) In the event of death, the estate of the Executive shall be entitled to receive payment as though Executive had become Materially Disabled on the date of death. 11. Agreement Not to Compete. For a period of eighteen
(18) months following any termination of employment by Executive hereunder for whatever reason, the Executive agrees not to engage in, directly or indirectly or own, manager, consult with, operate, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by Mako Marine International, Inc., or its successors and assigns (the "Beneficiaries") at the time of the termination of employment. This covenant not to compete shall geographically apply to the United States and any other country in the world in which any of the Beneficiaries conducts material business. It is agreed between the parties that this Agreement is reasonably confined as to term and geography, but in the event a court should hold otherwise, then it is the intention of the parties that the reasonable term and geography be defined by the court. In the event of Executive's actual or threatened breach of the provisions of this paragraph, the Executive acknowledges that Mako will suffer irreparable harm and shall be entitled to an injunction restraining the Executive therefrom and that Mako shall not be obligated to pay to the Executive any sums of money described in this Agreement in the event of the breach by the Executive of this agreement not to compete. Nothing shall be construed as prohibiting Mako from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. Executive shall notify Mako in writing
of  all   employments   and   engagements   during  the   eighteen   (18)  month
non-competition period. The terms of this Section shall survive all stated terms


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of this  Agreement and shall not be affected by termination of or resignation by
Executive.

         12. Conduct. Executive agrees to conduct himself with due regard to public conventions and morals and agrees that he will not do or commit any act or thing that would tend to degrade or bring Executive or Mako into public hatred, contempt, scorn or ridicule or that would tend to shock, insult or offend the public, or ridicule public morals or decency.

         13. Other Employee Benefits. Executive shall be eligible for and shall receive all health and accident insurance benefits available to other employees of Mako and shall be eligible to participate in the thrift plan and any and all other programs made available to executives of Mako. Executive shall be entitled to employee discounts for Mako merchandise and services.

         14. Other Benefits. In addition to all other payments to Executive hereunder, Company agrees to provide the following benefits during the term:

                  (a) To provide to Executive a relocation allowance of Forty-three Thousand One Hundred Dollars ($43,100.00), payable within thirty
         (30) days of permanent establishment of a residence in Miami, Florida.

                  (b) To reimburse Executive for his reasonable household moving expenses to Miami, Florida, upon presentation of receipts, plus reimbursement of reasonable household goods storage expenses incurred for a period not to exceed one hundred eighty (180) days from date.

                  (c) To provide and grant to the Executive, as of the Commencement Date, the right and option (the "Option") to purchase up to Thirty-five Thousand (35,000) shares of the common capital stock of Mako (the "Option Stock") for a price equal to the closing price of the common capital stock of Mako on the Commencement Date (the "Per Share Base Price"). The Option, which shall be in the form of Exhibit A hereto, shall be exercisable at any time within the sixty (60) months immediately following the Commencement Date (the "Exercise Period"). Notwithstanding the foregoing, if at any time during the Exercise

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         Period the obligation of Mako to file periodic reports ceases under the
         Securities Exchange Act of 1934, then, in that event: (i) the Option and the right of the Executive to purchase shares of the Option Stock thereunder shall thereupon terminate; and (ii) the Executive shall have the right and option, at any time during the Exercise Period, to compel Mako to repurchase the Option at a price equal to the product of multiplying: (x) the difference between the Per Share Base Price and Four Dollars ($4.00) by (y) the number of shares covered by the Option. In the event of Termination For Cause, the Option shall be canceled and Executive shall have no rights thereto.

                  (d) To pay to Execute a one-time signing bonus of Seventy-five Thousand Dollars ($75,000.00) payable Twenty-five Thousand Dollars ($25,000.00) on the Commencement Date, Twenty-five Thousand Dollars
         ($25,000.00) ninety (90) days after the Commencement Date and Twenty-five Thousand Dollars ($25,000.00) one hundred eighty (180) days after the Commencement Date.

                  (e) To include Executive in the Tracker Marine, L.P. 401(k) savings plan, if legally permitted. If not permitted, Mako agrees to include Executive in the existing Mako 401(k) plan.

                  (f) To pay the premiums on a term life insurance policy on the life of Executive in the insured amount of Three Hundred Thousand Dollars ($300,000.00). This benefit is contingent on Executive's life being, at all times during the term, insurable at preferred, non-smoker rates.

         15. Vacation. The Executive shall be entitled each calendar year to a vacation of three (3) weeks, during which time his compensation shall be paid in full. Each such vacation shall be taken in such periods as are determined by the Chairman of Mako.

         16. Expenses. Within the guidelines of written Mako policy, the Executive may incur reasonable expenses for promoting Mako's business, including expenses for entertainment, travel and similar items. Mako shall reimburse Executive for all such expenses upon the Executive's periodic presentation of

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itemized  account and vouchers of such  expenditures in such form as is required by the regulations of the Internal Revenue Service.

         17. Maintenance of Trade Secrets and Confidential Information. Executive recognizes that as a result of his employment by Mako, he has in the past or may in the future develop, obtain or learn about trade secrets or confidential information which is the property of Mako, and Executive agrees to use his best efforts and utmost diligence to guard and protect said trade secrets and confidential information, and Executive agrees that he will not during or after the period of his employment by Mako use for himself or others or divulge to others any of said trade secrets or confidential information which he may develop, obtain or learn about as a result of his employment unless authorized to do so by Mako in writing. Executive further agrees that if his employment by Mako is terminated for any reason, he will not take with him but will leave with Mako all records and papers and all matter of whatever kind which bears Mako's secret or confidential information.

         For purposes of this Agreement, the terms "trade secrets" and "confidential information" may include processes, methods, techniques, systems, summaries, programs, patterns, models, devices, compilations, list of customers, price or discount lists, trademark drawings, copyright written materials, patent information or any other information of whatever kind which gives to Mako an opportunity to obtain an advantage over their competitors who do not know or use it.

         18. Attorneys' Fees. In the event of litigation between Mako and the Executive concerning this Agreement, the non-prevailing party shall be obligated to pay the attorneys' fees and court costs of the prevailing party.

         19. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if given in writing by certified mail to the residence of the Executive or to the principal place of business, in case of Mako.

         20. Waiver of Breach. The waiver by Mako of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Mako.

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         21.  Assignment.  The  Executive  acknowledges  that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties under this Agreement.
Subject to the foregoing, the rights and duties of the parties under this Agreement shall inure to the benefit of and shall be binding upon them and their heirs, successors and assigns.

         22. Entire Agreement. Executive acknowledges and agrees that there are no agreements, warranties, representations, promises or any suggestions thereof that are not set forth in this Agreement and that this Agreement (together with any other agreements between Mako and Executive concurrently executed herewith) embodies the entire agreement between Mako and the Executive and can be amended only by a subsequent agreement in writing signed by Mako and Executive.

         23. Law Governing. This Agreement shall be governed by the laws of the State of Missouri applicable to contracts entered into and performed entirely within such state.

         IN WITNESS WHEREOF, the parties have hereunto set their hands the day and date first above written. MAKO MARINE INTERNATIONAL, INC.


                                       By /s/ Joe Greene
                                       Its Secretary; General Counsel
                                                     "Mako"



                                       /s/ Rick Reyenger
                                             Rick Reyenger
                                             "Executive"



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                             STOCK OPTION AGREEMENT

(Nonassignable)            35,000 Shares            Grant Date:__________, 1997

                          To Purchase Common Shares of
               MAKO MARINE INTERNATIONAL, INC. (the "Corporation")

         THIS CERTIFIES THAT Rick Reyenger (hereinafter called the "Optionee") has been granted the option to purchase all or any part of fully paid and nonassessable shares of common stock in the aggregate number of shares set out above (hereinafter called the "Optioned Shares") of the Corporation, a Florida corporation, upon and subject to the following terms and conditions.

         The purchase price (hereinafter called the "Option Price") for the Optioned Shares shall be $___________ per share.

         Unless sooner terminated, this option, and all rights to purchase Option Shares hereunder, shall expire ______________, 2002 (hereinafter called the "Expiration Date").

         This option, and all rights hereunder, shall be nonassignable and nontransferable, except by will or the laws of descent and distribution in the event of the death of the Optionee, as hereinafter set forth. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this option shall be null and void without effect.

         This option may be exercised from time to time only by delivery to the Corporation at its main office (Attention: Secretary) of a notice in writing duly signed by the Optionee stating the number of shares with respect to which this option is then being exercised, and the time of delivery of such shares to the Optionee, which time shall be at least fifteen (15) days after the giving of such notice unless an earlier date shall have been mutually agreed upon, accompanied by: (i) payment in full in cash or by certified or bank cashier's check payable to the order of the Corporation, of the aggregate Option Price for the Optioned Shares purchased pursuant to the exercise of this option; or (ii) at the discretion of the Corporation, by delivering at fair market value shares of the Corporation's common stock that is already owned by the Optionee. Notwithstanding the foregoing, this option may not be exercised at any time when this option, or the granting or exercise hereof, violates any law or governmental order or regulation.

         Not less than five thousand (5,000) Optioned Shares may be purchased at any one time unless the number purchased is the total number purchasable at that time hereunder.

         If at any time before the Expiration Date the Optionee dies (a "Terminating Event"), then this option shall terminate, provided only that any portion of this option that was exercisable as of the date of the Terminating Event may be exercised by Optionee's executor or other legally authorized representative at any time within six (6) months after Optionee's death.

         This option is subject to the terms of a certain Executive Employment Agreement (the "Contract") between Optionee and the Corporation. This Option shall terminate in the event of either (i) Termination for Cause, as defined in the Contract, (ii) violation of Section 11 of the Contract, or (iii) violation of Section 17 of the Contract.

         To the extent that this option shall not have been exercised in full prior to its Expiration Date or earlier termination hereof, this Option shall terminate and become void and of no further effect.

         The Corporation may postpone the issuance and delivery of Optioned Shares until: (a) all applicable laws and regulations have been complied with (including, but not limited to, the effective registration and/or qualification

                                                                      EXHIBIT A
                                                                      Page 1

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of such  Optioned  Shares,  and the  admission  to listing  thereof on any stock exchange); and (b) all other legal matters in connection with the issuance and delivery of such Optioned Shares have been approved by the counsel of the Corporation.

         The Optionee shall make such representations and furnish such information to the Corporation as may be appropriate to permit the Corporation to issue any Optioned Shares in compliance with the provisions of the Securities Act of 1933, as amended, or any other applicable law.

         This option shall not confer upon the Optionee any right to remain in the employ of the Corporation, or any subsidiary of the Corporation, and shall not confer upon the Optionee any rights in the Optioned Shares prior to the purchase thereof pursuant to an exercise of this option.

         This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Corporation.

         WITNESS the seal of the Corporation and the signatures of its duly authorized officers.

                                             MAKO MARINE INTERNATIONAL, INC.



                                             By_______________________________
                                             Its______________________________

ATTEST:


_________________________________
Joe C. Greene, Secretary


                            NOT VALID UNLESS MANUALLY
                         ATTESTED BY CORPORATE SECRETARY

RECEIVED AND AGREED TO BY:


____________________________________
Rick Reyenger, Optionee                             Date________________, 1997

                                                                     EXHIBIT A
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